Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. ELECTS DESIRÉE ROGERS AND JAYNIE MILLER STUDENMUND TO ITS BOARD OF DIRECTORS

LAS VEGAS, NV, March 20, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today the election of Desirée Rogers and Jaynie Miller Studenmund to the Company’s Board of Directors effective March 19, 2012.

Ms. Rogers is chief executive officer of Johnson Publishing Company, LLC. Ms. Rogers joined Johnson in August 2010, and has revitalized the company’s EBONY and JET magazine brands, and its Fashion Fair Cosmetics business. Prior to joining Johnson, Ms. Rogers served as Special Assistant to the President of the United States and Social Secretary of The White House. Ms. Rogers holds a B.A. in Political Science from Wellesley College and an M.B.A. from Harvard Graduate School of Business Administration.

Ms. Studenmund’s current corporate boards include Orbitz Worldwide, Inc., Western Asset, Forest Lawn Memorial Parks, and until recently, eHarmony and MarketTools. Ms. Studenmund brings over 30 years of executive operating experience in the internet and financial services industries. Her last position was the chief operating officer for Overture Services, Inc., the creator of paid search, which is today the dominant form of online advertising. Overture was acquired by Yahoo! in 2004. Ms. Studenmund also served as president and chief operating officer of PayMyBills.Com as well as executive vice president for retail and executive committee member of First Interstate Bank. Ms. Studenmund holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard Graduate School of Business Administration.

The addition of Ms. Rogers and Ms. Studenmund expands the number of directors on the Company’s board from seven to nine directors. As previously disclosed, Lynn P. Reitnouer is retiring from the Company’s Board of Directors following the conclusion of the 2012 Annual Meeting of Stockholders and the Company’s Board of Directors will be reduced to eight members following the conclusion of the 2012 Annual Meeting of Stockholders.

Richard Goeglein, chairman of Pinnacle Entertainment’s board of directors, commented, “On behalf of our Board, I would like to thank Lynn Reitnouer for over 20 years of service to Pinnacle Entertainment as a member of the Company’s Board of Directors. Lynn has made significant contributions to the Board’s deliberations and will be greatly missed in the boardroom after his retirement. I am also very pleased to welcome Desirée and Jaynie to the Company’s board. The experience of these two very highly accomplished individuals strengthens our board and improves its composition with the addition of two independent members.”

Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment, commented, “Desirée adds depth to our current board with over 25 years of experience in marketing and operational roles in consumer-centric businesses and recent success revitalizing the core brands of Johnson Publishing. Her prior experience in the gaming industry as director of the Illinois Lottery will bring unique experience to our board.

“Jaynie has over 30 years of comprehensive executive management and operating experience across a diverse set of businesses, including start-ups, rapid growth, turnarounds and mergers and acquisitions in the internet and financial services industries, making her a valuable addition to the board. Within these environments, she has served as a successful president, chief operating officer and director of both public and private companies.”

At the 2012 Annual Meeting of Stockholders, the Company’s stockholders will be asked to vote upon the election of the following directors to serve on its board of directors for the coming year: Stephen Comer, John V. Giovenco, Richard J. Goeglein, Bruce A. Leslie, James L. Martineau, Desirée Rogers, Anthony M. Sanfilippo and Jaynie Miller Studenmund.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates six casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is developing L’Auberge Casino & Hotel Baton Rouge, and holds a 26% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

CONTACT:
Investor Relations	Media Relations
Vincent Zahn	Ginny Shanks
VP, Finance and Investor Relations	EVP, Chief Marketing Officer
702/541-7777 or investors@pnkmail.com	702/541-7777 or ginny.shanks@pnkmail.com

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